Exhibit 3.1.1

CORRECTED

CERTIFICATE OF AMENDMENT

OF THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Inari Medical, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The original Certificate of Amendment of Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on June 19, 2019 (the “Certificate”) and that said Certificate requires correction, as permitted by Section 103(f) of the General Corporation Law of the State of Delaware.

2. The Certificate contained an inaccurate Article reference and inaccurately set forth the number of shares of Common Stock issuable pursuant to the Corporation’s 2011 Equity Incentive Plan and, as corrected, said Certificate shall read in its entirety as follows:

CERTIFICATE OF AMENDMENT

OF THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INARI MEDICAL, INC.,

a Delaware corporation

Inari Medical, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: The Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendments to the Third Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”), directing that said amendment be submitted to the stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the first paragraph of Article IV of the Certificate is amended to read in its entirety as follows:

“The Corporation has the authority to issue 116,017,626 shares of stock, consisting of 70,000,000 shares of Common Stock, par value $0.001 per share, and 46,017,626 shares of Preferred Stock, par value $0.001 per share, 8,995,000 of which are designated “Series A Preferred Stock”, 16,094,016 of which are designated “Series B Preferred Stock”, and 20,928,610 of which are designated as “Series C Preferred Stock”.”

RESOLVED FURTHER, that Section 4(d)(i)(2) of Article V of the Certificate is amended to read in its entirety as follows:

“(2) up to 15,476,552 shares (or such higher amount as is approved unanimously by the Corporation’s Board of Directors and as adjusted for Recapitalizations) of Common Stock issuable or issued to the Corporation’s officers, directors, employees, consultants, or advisors pursuant to the Corporation’s 2011 Equity Incentive Plan, or other employee stock incentive programs or arrangements approved by the Corporation’s Board of Directors, or upon exercise of Options or Convertible Securities granted to such parties pursuant to any such plan or arrangement;”

SECOND: That thereafter, the holders of the necessary number of shares of capital stock of the Corporation gave their written consent in favor of the foregoing amendments in accordance with the provisions of Section 228 of the Delaware General Corporation Law.

THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, Inari Medical, Inc. has caused this Corrected Certificate of Amendment of Third Amended and Restated Certificate of Incorporation to be signed by the undersigned, and the undersigned has executed this Corrected Certificate of Amendment and affirms the foregoing as true under penalty of perjury this 18th day of July, 2019.

/s/ Mitch Hill
Mitch Hill
Chief Financial Officer